Schedule 13G                                                         Page 1 of 5

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                          ALTIGEN COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   021489 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|_|   Rule 13d-1(c)

|X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                         Page 2 of 5

CUSIP No.   021489 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

            Gilbert Hu
--------------------------------------------------------------------------------

      2. Check the Appropriate Box if a Member of a Group (See Instructions)

            (a) |_|
            (b) |X|
--------------------------------------------------------------------------------

      3. SEC Use Only
--------------------------------------------------------------------------------

      4. Citizenship or Place of Organization  United States
--------------------------------------------------------------------------------

                   5. Sole Voting Power  1,640,397 (includes 384,999 options
Number of             exercisable as of 2/28/06).
Shares             -------------------------------------------------------------
Beneficially
Owned by           6. Shared Voting Power 141,819
Each               -------------------------------------------------------------
Reporting
Person With        7. Sole Dispositive Power 1,640,397 (includes 384,999 options exercisable as of 2/28/06).
                   -------------------------------------------------------------

                   8. Shared Dispositive Power 141,819
--------------------------------------------------------------------------------
      9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,782,216
--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

      11. Percent of Class Represented by Amount in Row (9) 9.4%
--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

Schedule 13G                                                         Page 3 of 5

Item 1.

      (a)   Name of Issuer ALTIGEN COMMUNICATIONS, INC.

      (b) Address of Issuer's Principal Executive Offices 4555 Cushing Pkwy., Fremont, CA 94538

Item 2.

      (a)   Name of Person Filing Gilbert Hu

      (b)   Address of Principal Business Office or, if none, Residence

                  4555 Cushing Pkwy., Fremont, CA 94538

      (c)   Citizenship United States

      (d)   Title of Class of Securities Common Stock

      (e)   CUSIP Number 021489 10 9

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) |_| An investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

      (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owed: 1,782,216

      (b)   Percent of class: 9.4%

      (c)   Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote 1,640,397 (includes 384,999 options exercisable as of 2/28/2006).

            (ii)  Shared power to vote or to direct the vote 141,819.

            (iii) Sole power to dispose or to direct the disposition of
                  1,640,397 (includes 384,999 options exercisable as of 2/28/2006).

            (iv) Shared power to dispose or to direct the disposition of 141,819.

Schedule 13G                                                         Page 4 of 5

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

Item 8. Identification and Classification of Members of the Group

Not applicable

Item 9. Notice of Dissolution of Group

Not applicable

Item 10. Certification

Not applicable

Schedule 13G                                                         Page 5 of 5

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    February 08, 2006
                                                          Date
                                         ---------------------------------------

                                         /s/ Gilbert Hu
                                         ---------------------------------------
                                                       Gilbert Hu

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)